Exhibit 10.7

FIRST AMENDMENT TO SUBLEASE AGREEMENT

FIRST AMENDMENT TO SUBLEASE AGREEMENT (“Amendment”), made as of the 26th day of May, 2022, by and between Campus Associates XII LLC, having its principal office at 302 Washington Avenue Extension, Albany, New York 12203 (“Landlord”) and Plug Power, Inc. a New York corporation with an address at 968 Albany Shaker Road, Latham, New York 12110 (“Tenant”).

WHEREAS, Vista Real Estate Development LLC and Tenant entered into that certain Sublease Agreement dated December 15, 2021 (“Sublease”) with respect to a portion of the land and a 350,000 sf facility located at 125 Vista Boulevard, Town of Bethlehem, County of Albany, State of New York (“Premises”); and

WHEREAS, Vista Real Estate Development LLC assigned all right, title and interest in and to the Sublease to Landlord; and

WHEREAS, pursuant to Section 4.01(A) of the Sublease Tenant desires to request the Additional Allowance in the amount of $2,000,000 from Landlord; and

WHEREAS, the parties desire to memorialize the Additional Allowance and resulting additional rent payments due therein; and

WHEREAS, Tenant desires to modify Tenant’s Work under the Lease which will necessarily modify Landlord’s Work as well.

NOW THEREFORE, the parties agree as follows:

I.	All capitalized terms used herein but not specifically defined shall have the meaning set forth in the Sublease
2.

Pursuant to Section 4.01(A) of the Sublease, Tenant has exercised its option to increase the Allowance by an additional $2,000,000. The Additional Allowance shall be repaid by Tenant to Landlord as follows and shall be considered rent under the Lease. Commencing on the Full Rent Commencement Date, Tenant shall begin repayment of the $2,000,000 at a 4.5% annual interest rate over the IO-year term as follows which amount shall be considered additional rent under the Sublease: Commencing on the Full Rent Commencement Date, Tenant shall pay to the Landlord $248,732.00 per annum payable in equal monthly installments of $20,727.68. Such payments shall be due and payable on the first day of each month during the term along with payments of base rent. Portions a month shall be prorated. In the event the $2,000,000 is not fully repaid to the Landlord prior to the expiration or earlier termination of this Sublease, the remaining balance shall be paid to the Landlord, in full, as of the date of termination or earlier expiration of the Sublease. The parties agree this payment obligation may be assigned by the Landlord to a third party without assigning the remainder of the Lease or its obligations. This payment obligation shall survive the termination or expiration of the Sublease.

3.

Section 4.02 of the Lease provides that Substantial Completion of Phase shall occur on or before July 31, 2022 and Substantial Completion of Phase 2 and Phase 3 shall occur on or before December 31, 2022. A portion of Tenant’s Work has caused changes to the Landlord’s Work and such changes known to date are identified on Exhibit 1 attached hereto. Landlord and Tenant hereby acknowledge that one of such changes requested by Tenant has been confirmed to cause a delay of up to 14 days in the delivery of Phase 2 and Phase 3, and others may result in additional delays in the Substantial Completion of Landlord’s Work. Therefore, the parties agree to update and review Exhibit 1 bi-weekly to ensure accurate and timely communication of any potential delays. Further, Tenant agrees that if the Landlord or Landlord’s contractor confirms that a delay to the date of Substantial Completion will be caused as a direct result of a Tenant’s Work item, Tenant shall have the option to either: (I) work with Landlord and Landlord’s contractor to modify or eliminate the Tenant’s Work item in order to eliminate the delay, or (2) waive any penalty to Landlord for failing to timely achieve Substantial Completion as a result of the Tenant’s Work item and agree that such change shall be deemed to be a Tenant Delay as set forth in the Lease.

4.	Section 3.01 of the Lease provides Tenant with an option to reduce its Annual Rent with a payment to Landlord not to exceed $5,000,000. Tenant waives this option.

5.

The following shall be added to Section 13.04 of the Lease: As part of Tenant’s Work, Tenant is installing a fire wall surrounding the Phase 2 service building testing and verification area in the Building (“Fire Wall”). At Landlord’s option at the expiration or earlier termination of the Lease, Tenant shall remove the Fire Wall and repair and restore the Building and roof as may be necessary (“Fire Wall Removal Option”). Should Landlord desire to exercise the Fire Wall Removal Option, Landlord shall provide written notice to Tenant as soon as possible, but in no event later than seven (7) days following the date. of expiration or earlier termination of the Lease. Tenant shall then have sixty (60) days to remove the Fire Wall and repair and restore the Building and roof as may be necessary. The Parties may mutually agree to extend Tenant’s time to remove the Fire Wall and repair and restore the Building and roof. This provision shall survive the expiration or earlier termination of the Lease.

6.	Except as expressly set forth herein, all terms and conditions of the Sublease shall remain unchanged and in full force and effect.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above,

Plug Power, Inc.

By:	/s/ Matthew L. Savoie
Name:	Matthew L. Savoie
Title:	Director of Facilities

Campus Associates XII LLC

THE JOSEPH R. NICOLLA
REVOCABLE TRUST U/A DATED
MAY 9, 2014, AS AMENDED AND
RESTATED

By:	/s/ Joseph R. Nicolla
Name:	Joseph R. Nicolla
Title:	Trustee

Vista Real Estate Development LLC

By:	/s/ Joseph R. Nicolla
Name:	Joseph R. Nicolla
Title:	Authorized Representative

Exhibit 1

Tenant’s Work which impacts Landlord’s Work

12 Gas Piping • Goal to combine all gas piping from base building & TI • Complexity/design may impact duration to complete work • Gas piping may not be complete by 7/31/2022	3/25/2022	TBD pending pipe fabrication done on time	• May not need gas on 8/1/2022
13 Emergency Power Underslab Conduit • Need for normal power to NW corner Elec Rm from Main Elec Rm • Underslab conduit would be shortest and least costly • Slab and subbase prep already underway • deadline for underslab conduit expired weeks ago • BBL directed to proceed 5/3/2022	5/2/2022 5/13/2022	CLOSED No known impact to date	• Installation started , unable to complete with crane conflict • Continue to discuss mitigation options • BBL authorized George Martin Electric overtime work to avoid delays per Plug Power
14 Conduit and Duct Bank feed to Gen Sure • Impacts both site and building schedule • Design and routing not finalized • Plug to provide design asap • BBL to advise of impact to schedule as well as price • Ductbank to include hydrogen piping • Foundation wall will need to be exposed and coredrilled • Plan provided by DPS conflicts w/ Plug site	5/2/2022 5/4/2022 5/17/2022	CLOSED No known impact to date	• Issue unresolved • BBL authorized George Martin Electric overtime work to avoid delays per Plug Power
15 Turnstile underslab Rough In • Information on product or rough in still not provided by Plug • Direction was to "Box out " slab and pour later	4/29/2022	CLOSED No known impact	• Plug ok with pouring at a later date